Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-238996, 333-260179) and Form S-8 (Nos. 333-231718, 333-237054, 333-240993, 333-254163, 333-263156) of Bicycle Therapeutics plc of our report dated February 28, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Cambridge, United Kingdom
February 28, 2023